Exhibit 99.1

Federated's January Same-Store Sales up 1%; Company Raises Earnings Guidance for Fiscal 2005 Fourth Quarter

CINCINNATI--(BUSINESS WIRE)--Feb. 2, 2006--Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today reported total sales of $1.497 billion for the four weeks ended Jan. 28, 2006, an increase of 83.1 percent compared to total sales of $818 million in the same period last year. On a same-store basis, Federated's January sales were up 1.0 percent.

For the fourth quarter of fiscal 2005, Federated's sales totaled $9.573 billion, up 87.0 percent from total sales of $5.120 billion in the final 13 weeks of 2004. On a same-store basis, the company's fourth quarter sales were up 1.1 percent.

For the full year, Federated's sales totaled $22.392 billion, up 41.9 percent from total sales of $15.776 billion in the 52 weeks of fiscal 2004. On a same-store basis, Federated's annual sales were up 1.3 percent.

Federated's total sales for September through January include the May Company acquisition, which was completed Aug. 30, 2005. Federated's same-store sales include only Macy's and Bloomingdale's locations. Sales from the company's Lord & Taylor and Bridal Group divisions, which the company intends to divest and are being treated as discontinued operations, are excluded from Federated total sales for all periods presented.

The company increased its guidance for earnings from continuing operations for the fourth quarter of fiscal 2005. Excluding integration-related costs, the company now expects fourth quarter earnings from continuing operations of $2.60 to $2.65 per share, compared with previous guidance of $2.25 to $2.35 per share, adjusted for the accounting of Lord & Taylor as a discontinued operation. The improvement is attributed to stronger-than-expected performance in both the Federated and former May Company divisions as well as an approximately 8 cent per share benefit from a tax settlement and other tax-related adjustments.

Federated expects same-store sales to decline by -1.5% to -0.5% in February and in the first quarter of 2006, consistent with guidance provided on Jan. 26.

Federated is slated to report its fourth quarter earnings on Tuesday, Feb. 21, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.fds.com or by calling in on 1-866-215-1938.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores and more than 720 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom ).

CONTACT: Federated Department Stores, Inc.
Media - Jim Sluzewski, 513-579-7764
Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.